THE NETPLEX GROUP, INC.

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND OTHER RIGHTS AND QUALIFICATIONS OF
                             CLASS B PREFERRED STOCK

                           ---------------------------

                         Pursuant to Section 502 of the
                        New York Business Corporation Law

                           --------------------------


         THE NETPLEX GROUP, INC., a corporation organized and existing under the laws of the State of New York (the "Corporation"),


         DOES HEREBY CERTIFY:

         FIRST: That, pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the Certificate of Incorporation of said Corporation, as amended, restated and corrected from time to time and pursuant to the provisions of Section 502 of the New York Business Corporation Law, said Board duly determined that [ ] shares of Preferred Stock, $.01 par value per share, shall be designated "Class B Preferred Stock", and to that end the Board adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Class B Preferred Stock, which resolution is as follows:

                  RESOLVED that the Board, pursuant to the authority vested in it by the provisions of the Certificate of Incorporation of the Corporation as amended, hereby creates a series of Preferred Stock of the corporation, par value $.01 per share, to be designated as "Class B Preferred Stock" and to consist of an aggregate of [ ] shares. The Class B Preferred Stock shall have such designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions as follows:

                  1. Designations and Amount. [ ] shares of the Preferred Stock of the Corporation, par value $.01 per shares, shall constitute a series of Preferred Stock designated as "Class B Convertible Preferred Stock" (the "Class B Preferred Stock").

                  2. Rank. The Class B Preferred Stock shall rank senior to the Common Stock, par value $.001 per share ("Common Stock") of the Corporation and shall rank junior to the Class A Preferred Stock ("Senior Securities") with respect to dividend rights or rights on liquidation, winding up on dissolution of the Corporation.

                  3. Voting Rights. The holders of Class B Preferred Stock shall not be entitled to vote on any matter except as required by law.

                  4. Conversion of Class B Preferred Stock.

                  (a) The holders of Class B Preferred Stock shall have the right, at such holders' option, at any time or from time to time, to convert each share of Class B Preferred Stock into one share of Common Stock (the "Conversion Rate"), subject to adjustment as hereinafter provided.

                  (b) Before any holder of Class B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (c) The corporation shall not be required to issue fractions of shares of Common Stock upon conversion of the Preferred Stock. If any fractions of a share would, but for this Section, be issuable upon any conversion of Preferred Stock, in lieu of such fractional share the Company shall pay to the holder, in cash, an amount equal to the same fraction of the Closing Price per share of Common Stock.

                  (d) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock sufficient shares of Common Stock to permit the conversion of the then outstanding shares of the Class B Preferred Stock pursuant to this Section 4. All shares of Common Stock which may be issued upon conversion of shares of the Class B Preferred Stock pursuant to this section 4 shall be validly issued, fully paid and nonassessable. In order that the Corporation may issue shares of Common Stock upon conversion of shares of the Class B Preferred Stock, the Corporation will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such shares of Common stock to be issued upon conversion on any securities exchange on which Common Stock is listed.

                  (e) The Conversion Rate in effect at any time for conversion of Class B Preferred Stock into Common Stock pursuant to this Section 4 shall be subject to adjustment from time to time as follows:

                  (i) In the event that the Corporation shall (1) pay a dividend in shares of Common Stock to holders of Common Stock, (2) make a distribution in shares of Common Stock to holders of Common Stock, (3) subdivide the outstanding shares of Common Stock or (4) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate in effect pursuant to this Section 4 immediately prior to such action shall be adjusted so that the holder of any shares of Class B Preferred Stock thereafter surrendered for conversion pursuant to this Section 4 shall be entitled to receive the number of shares of Common Stock which he would have owned immediately following such action had such shares of Class B Preferred Stock been converted immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective (A) immediately after the record date in the case of a dividend or a distribution and (B) immediately after the effective date in the case of a subdivision of combination.

                  (f) No adjustment in the Conversion Rate shall be required until cumulative adjustments result in a concomitant change of 1% or more of the Conversion Rate as in effect prior to the last adjustment of the Conversion Rate; provided, however, that any adjustments which by reason of this Section 4(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment to the conversion rate shall be made for cash dividends.

                  (g) In the event that, as a result of an adjustment made pursuant to Section 4 (e), the holder of any share of the Class B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of the Class B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 4.

                  (h) Whenever the Conversion Rate is adjusted  pursuant to this
Section 4, the Corporation shall promptly mail first class to all holders of record of shares of the Class B Preferred Stock a notice of the adjustment and shall cause to be prepared a certificate signed by a principal financial officer of the Corporation setting forth the adjusted Conversion Rate and a brief statement of the facts requiring such adjustment and the computation thereof. Such certificate shall forthwith be filed with each transfer agent for the shares of the Class B Preferred Stock.

                  (i) If any of the following shall occur: (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of the Class B Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or (ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock, then in addition to all of the rights granted to the holders of the Class B Preferred Stock as designated herein, the Corporation, or such successor or purchasing corporation, as the same may be, shall as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, provide in its certificate of incorporation or other charter document that each share of the Class B Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock deliverable upon conversion of such shares of the Class B Preferred Stock immediately prior to reclassification, change, consolidation, merger, sale or conveyance. Such certificate of incorporation or other charter document shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. If, in the case of any such reclassification, change, consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, sale or conveyance, then the certificate of incorporation or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Class B Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 4 (i) shall similarly apply to successive consolidations, mergers, sales or conveyances.

                  (j) In the event any shares of Class B Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled.

                  (k) The Corporation will not, by amendment of its Certificate of Incorporation as amended, restated, or corrected from time to time or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class B Preferred Stock against impairment.

                  5. Rights on Liquidation, Dissolution or Winding Up, etc.

                  (a) In the event of any voluntary or involutnary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

                  (i) The holders of Class B Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of any Junior Securities an amount equal to the greater of (A) ($3.50 per share) for each share of Class B Preferred Stock then outstanding plus an amount equal to all accrued but unpaid dividends on such share of Class B Preferred Stock as of the date such payment is made to the holders of Class B Preferred Stock, or (B) the amount the holders of Class B Preferred Stock would have received had the holders of Class B Preferred Stock converted the Class B Preferred Stock into Common Stock as provided in Section 4 immediately prior to the voluntary or involuntary liquidation and, in addition, an amount equal to all accrued but unpaid dividends on such shares of Class B Preferred Stock as of the date such payment is made to the holders of Class B Preferred Stock.

                  (ii) (x) If there is a distribution pursuant to Section 5(a)(i)(A) or 5(a)(i)(B) hereof, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of issued and outstanding shares of Common Stock.

                  Such resolution was signed by the President and Secretary of the Corporation.


                  IN WITNESS WHEREOF, we have executed this Certificate of Designation this _____day of ____________1998.



                                          THE NETPLEX GROUP, INC.


                                          By:________________________________
                                                 Name:  Gene Zaino
                                                 Title: President


                                          By:________________________________
                                                 Name:  Robert Skelton
                                                 Title: Secretary